Exhibit 23

Independent Auditors' Consent


                         Consent of Independent Auditors


The Board of Directors
Alliance Bancorp of New England, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 333-39645 and No. 333-89869) on Form S-8 of Alliance Bancorp of New England, Inc. of our report dated January 28, 2003 on the consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated income statements, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Alliance Bancorp of New England, Inc.

/s/ KPMG
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Hartford, Connecticut
March 27, 2003